Exhibit (n)

JOHN HANCOCK VARIABLE INSURANCE TRUST

(FORMERLY, JOHN HANCOCK TRUST)

MULTICLASS PLAN PURSUANT TO RULE 18F-3

UNDER THE INVESTMENT COMPANY ACT OF 1940

I.	Background

This multiclass plan (the "Plan") pertains to the issuance by John Hancock Variable Insurance Trust (the "Trust") on behalf of the investment portfolios listed on Schedule A hereto (each a “Portfolio”) of classes of shares of beneficial interest and is being adopted by the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act”).

II.	Classes

Except as noted below, each Portfolio may issue the following classes of shares: NAV shares, Series I shares, Series II shares and Series III. Each class of shares of the Trust shall have the same rights and obligations, except as otherwise indicated in this Plan.

(i)	The following Portfolio may only issue NAV shares:

Money Market Trust B

(ii)	The following Portfolios may only issue Series I, Series II and Series III shares:

American Asset Allocation Trust

American Global Growth Trust,

American Growth-Income Trust,

American Growth Trust,

American International Trust

American New World Trust

III.	Sales Charges

Each of NAV, Series I, Series II and Series III shares are sold at net asset value without a front end sales charge or contingent deferred sales charge.

IV.	Distribution and Service Fees

Each of Series I, Series II and Series III shares may pay a distribution and services fee pursuant to a plan adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”).

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V.	Exchange and Conversion Features

Neither NAV shares, Series I shares, Series II shares nor Series III shares of a Portfolio shall be exchanged for or converted into shares of any class of another Portfolio.

VI.	Allocation of Expenses

Expenses shall be allocated to the NAV shares, Series I shares, Series II shares and Series III shares of each Portfolio based on the net assets of the Portfolio attributable to shares of each class of shares of the Trust (a “Class”). Notwithstanding the foregoing, “class expenses” shall be allocated to each Class. “Class expenses” for each Portfolio include the fees paid with respect to a Class pursuant to a Rule 12b-1 Plan and other expenses which the Trust’s adviser determines are properly allocable to a particular Class. The Trust’s adviser shall make such allocations in such manner and utilizing such methodology which it determines are reasonably appropriate. The adviser’s determination shall be subject to ratification or approval by the Trustees. The types of expenses which the Trust’s adviser may determine are properly allocable to a particular Class include the following:

(i)	printing and postage expenses related to preparing and distributing to the shareholders of a specific Class (or holders of variable contracts funded by Trust shares of such class) materials such as shareholder reports, prospectuses and proxies;
(ii)	professional fees relating solely to such Class;
(iii)	Trustees' fees, including independent counsel fees, relating specifically to one Class;
(iv)	expenses associated with meetings of shareholders of a particular Class; and
(v)	blue sky and transfer agency fees.

VII.	Voting Rights

All shares of each Portfolio have equal voting rights and will be voted in the aggregate, and not by Class, except that the shares of each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to the arrangement of that Class and shall have separate voting rights when any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class or when voting by class is otherwise required by law.

VIII.	Amendments

No material amendment to this Plan may be made unless it is first approved by a majority of both (i) the full Board of Trustees of the Trust and (ii) those Trustees who are not interested persons of the Trust, as that term is defined in the 1940 Act.

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IX.	Limitation of Liability

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the obligations of this instrument are not binding upon any of the Trustees of the Trust or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Portfolio or class of shares of the Trust in question, as the case may be.

Adopted September 21, 2001; amended April 4, 2002; June 26, 2003; December 13, 2004; June 23, 2005; December 13, 2005; March 30, 2006; March 23, 2007; September 28, 2007; March 25, 2008; March 23, 2012; June 30, 2012 and September 27, 2013.

SCHEDULE A

(All Trust portfolios)

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